EXHIBIT 8.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA · ASIA PACIFIC · EUROPE

June 28, 2018

KapStone Paper and Packaging Corporation
1101 Skokie Boulevard, Suite 300
Northbrook, Illinois 60062

Ladies and Gentlemen:

We have acted as counsel for KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”), in connection with (i) the planned mergers (the “Mergers”) pursuant to the Agreement and Plan of Merger, dated as of January 28, 2018 (the “Merger Agreement”), by and among the Company, WestRock Company, a Delaware corporation (“Parent”), Whiskey Holdco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Holdco”), Whiskey Merger Sub, Inc., a Delaware corporation, and Kola Merger Sub, Inc., a Delaware corporation (with Whiskey Merger Sub, Inc., collectively, the “Merger Subs”), and (ii) the preparation of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (as amended through the date hereof, the “Registration Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion letter, we have examined the (i) Merger Agreement, (ii) the Registration Statement/Prospectus (collectively, the “Transaction Documents”), and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion, including, but not limited to, certain representation letters received by us from each of Parent and the Company dated the date hereof and referring to this opinion letter (collectively, the “Tax Certificates”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the documents we have examined, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in the Transaction Documents, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents and the Tax Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, (iii) any such statements made in the Transaction Documents and the Tax Certificates qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification, (iv) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents or the Tax Certificates and (v) that the Mergers will be reported by Parent, the Company and Holdco on their respective federal income tax returns in a manner consistent with the opinions set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements referred to above, which we have assumed will be true as of the Effective Time and thereafter. No assurance can be given as to the effect on the opinions set forth below if any of the foregoing assumptions is or becomes inaccurate.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

KapStone Paper and Packaging Corporation

June 28, 2018

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement (including the Registration Statement/Prospectus), we are of the opinion that (i) the Company Merger, when taken together with the Parent Merger, should qualify as a transaction described in Section 351 of the Code and (ii) the statements contained in the Registration Statement/Prospectus under the headings “Risk Factors — Risks Relating to the Mergers — If the KapStone merger, when taken together with the WestRock merger, does not qualify as a transaction described in Section 351 of the Code, KapStone stockholders receiving Holdco shares in the KapStone merger may be required to pay substantial incremental U.S. federal income taxes” and “Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of KapStone Shares,” in each case to the extent they constitute matters of U.S. federal income tax law, constitute our opinion as to the material U.S. federal income tax consequences of the Mergers to U.S. holders of Company common stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement/Prospectus other than the opinions set forth above.

The opinions set forth above are based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinions are based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with our opinions or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

KapStone Paper and Packaging Corporation

June 28, 2018

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event or development.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement/Prospectus in connection with the references to this opinion letter and the material U.S. federal income tax consequences of the Mergers. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP